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                                                                  EXHIBIT 10.28

                         INVENTORY REPURCHASE AGREEMENT


AGREEMENT between NATIONSCREDIT COMMERCIAL CORPORATION (herein called "NCC") and BELLCREST HOMES, INC., herein called "Seller", a Corporation of Georgia.

     1. In consideration of the mutual promises contained herein, the parties agree as follows:

          a) "Inventory" means merchandise sold by Seller and financed by NCC under the terms of a Financing Agreement extended by Dealer in favor of NCC or more specifically identified as:

                               BELLCREST PRODUCTS

          b) "Dealer" means any individual, partnership, firm, corporation, or other business entity that buys Inventory from Seller.

          c) "Financing Agreement" means the written agreement and all related documentation including without limitation any note, chattel mortgage, security agreement, financing statement, or other writing pursuant to which NCC has executed inventory financing.

     2. NCC from time to time will purchase or otherwise acquire invoices acceptable to NCC and arising out of the sale by Seller by Inventory to Dealers. Such invoices shall be purchased or otherwise acquired under the plans and at terms and rates of NCC in effect from time to time.

     3. The Seller warrants that its invoices when presented represent a bonafide order by the Dealer, and its titles as shown are clear and free of all liens and encumbrances, and Dealer named has requested the Inventory to be financed by NCC. In the event that the purported sale from Seller to Dealer is not a bonafide sale of Inventory, or if the Inventory, at the time of delivery to Dealer, is subject to a lien in favor of Seller or anyone claiming under or through Seller, Seller shall repurchase from NCC, upon demand, the invoice(s) purchased or otherwise acquired from Seller by NCC for an amount equal to the then unpaid balance plus costs and expenses incurred by NCC in respect thereto, and any accrued and unpaid charges of NCC.

     4. If NCC shall repossess or otherwise come into the possession of any inventory which is covered by a Financing Agreement, Seller agrees to repurchase from NCC, upon demand, such repossessed Inventory under the following terms and conditions.



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          (a)  This Agreement shall be binding as provided for one hundred percent (100%) of the Seller's invoice plus freight if approved and financed by NCC.

          (b) In the event that the Dealer defaults in payment of his "Financing Agreement" with NCC, upon written notice from NCC to Seller that it has possession of the Inventory, the Seller will accept delivery from NCC from any point of repossession where the Seller's Inventory may be safely removed.

          (c) The repurchase price shall first be determined on the basis of the Seller's invoice price plus freight if financed by NCC, excluding interest, finance and insurance charges.

               Additionally, if NCC is legally restrained from obtaining possession of the inventory because of bankruptcy or other legal action, the repurchase limitation period shall be extended until any order is removed plus sixty (60) days.

               The repurchase price is further determined by the length of time between the date of delivery of the inventory and the postmark date of NCC's written request to Seller to repurchase, as set forth in the schedule directly below.

                                           Inventory

               0 days through 365 days                                  100.0%
               366 days through 395 days                                 98.0%
               396 days through 425 days                                 96.0%
               426 days through 455 days                                 94.0%
               456 days through 485 days                                 92.0%
               486 days through 509 days                                 90.0%
               510 days and over                                          0.0%


          * A 30 day grace period shall be added at 395 days, 425 days, 455 days, 485 days, and 509 days to collect money due.

          (d) The Inventory must be in new and unused condition except for any wear that is reasonable necessary or incidental to displaying it for sale or storing it. Seller will not be required to repurchase under this Agreement, any Inventory: (a) that has been refinanced by NCC, (b) where title thereto has been transferred or assigned to others by the Dealer, (c) where the Inventory has been paid for by the Dealer directly to Seller.

          (e) On Inventory repurchased, in addition to the repurchase price, Seller will, (a) pay NCC interest



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               at the then prevailing Dealer rate, provided payment is not made to NCC within thirty (30) days from the date NCC provides Seller with written notification of possession and request to repurchase, (b) reimburse NCC for reasonable costs and expenses in connection with any repossession, not to exceed $100.00 for each product repossessed regardless of the number of products repossessed. All claims for repossession costs must be supported by receipts from NCC.

          (f) If any specifically standard or accessory items listed on the invoice and supplied by the Seller, are missing from the product or the product is damaged, the repurchase price, in turn, will be adjusted and reduced accordingly by the Seller's cost for such items missing, or the Manufacturer's cost to repair the damage to the product.

     5. Upon repurchasing any repossessed inventory under the terms of this Agreement, as a condition to payment of the repurchase price, NCC will convey to Seller all of its rights as a secured party in possession as outlined in the applicable section of the Uniform Commercial Code, free and clear of all liens and encumbrances. NCC agrees to defend and indemnify Seller against any and all third party claims arising out of a lien or encumbrance alleged to be superior to that of NCC.

     6. If Seller, for any reason, fails to pay NCC as required by this Agreement, NCC shall have the right to set off obligation, if any, of NCC to Seller against obligations of Seller to NCC.

     7. If not prohibited by the Law of jurisdiction in which enforcement is sought, Seller shall pay court costs and a reasonable Attorney's fee in the event NCC is required to enforce its rights hereunder against Seller through legal proceedings.

     8. NCC may assign this Agreement, but Seller may not assign this Agreement without prior written consent of NCC. This Agreement shall inure to the benefit of, and bind the respective parties thereto, their successors and assigns, and shall be governed by the Law of the State where Seller is located.

     9. This Agreement shall continue in force and effect until terminated by either party by notice to the other party, which notice, if given orally, shall be confirmed promptly in writing. Such termination shall not affect the rights and obligations of the parties as to any transactions entered into prior to the receipt of such notice of termination, including without limitation,



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          transactions which will not be completed until after the effective date of termination.


THIS AGREEMENT SHALL BECOME EFFECTIVE AS OF JANUARY 4, 1994.


NATIONSCREDIT COMMERCIAL CORPORATION                 BELLCREST HOMES. INC.


By:_________________________________                 By:______________________

Title:______________________________                 Title:___________________





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